EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into this 13th day of July, 2022, by and between Hooker Furnishings Corporation (“Employer”) and Tod R. Phelps (“Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive is the Senior Vice President – Operations and Chief Information Officer of the Employer; and

WHEREAS, Employer desires to secure Executive’s continued service and expertise in connection with Employer’s business pursuant to an employment agreement beginning July 13, 2022 (the “Effective Date”), which shall supersede and replace any prior employment agreements, if applicable; and

WHEREAS, the Parties agree that a covenant not to compete is essential to the growth and stability of the business of Employer and to the continuing success of such business whenever the employment to which this Agreement relates is terminated;

1.

Employment. Upon the Effective Date, Employer shall continue to employ and Executive agrees to continue to be employed as Employer’s Senior Vice President – Operations and Chief Information Officer of the Employer, and to perform such different or other duties as may be assigned to Executive by Employer from time to time by Employer’s Chief Executive Officer (“CEO”). Executive will devote Executive’s full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to Executive from time to time by Employer and shall observe and abide by the corporate policies and decisions of Employer in all business matters.

2.

Term. Executive’s employment shall continue under this Agreement for an indefinite period of time beginning on the Effective Date of this Agreement and continuing until termination in accordance with the terms of this Agreement.

3.

Compensation. Employer shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below. Employer shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.

a.

Salary, paid pursuant to Employer’s normal payroll practices, at an annual rate of three hundred thousand dollars ($300,000) per year or such other rate as may be established prospectively from time to time by the Compensation Committee of the Employer’s Board of Directors (“Compensation Committee”). All such payments shall be subject to deduction and withholding authorized or required by applicable law. Executive is a salaried, exempt employee.

b.

A Short-Term Incentive (“STI”) payment with respect to each fiscal year of the Employer (the “Performance Year”) during the term of this Agreement. The STI shall be computed as a percentage of Executive’s salary actually paid with respect to the Performance Year, which percentage shall be targeted at sixty percent (60%) and shall be subject to the performance criteria outlined in Employer’s STI Plan. The terms and conditions of the STI payment, including the applicable performance criteria for a Performance Year, and the determination of the amount of the STI payable to the Executive for a Performance Year (if any) shall be determined in the sole discretion of the Compensation Committee. The STI payment with respect to a Performance Year will be paid during the period that begins on the first day immediately following the last day of the Performance Year and ends on April 15 of the calendar year in which the Performance Year ends.

c.

Long-Term Incentive Plan (“LTIP”) – Employer agrees to offer Executive participation in the Employer’s LTIP which shall be evaluated according to the Employer’s stated LTIP criteria. The target award for Executive shall be sixty percent (60%) of the goal for each LTIP plan year.

d.

Executive shall receive such other benefits, payments, or items of compensation as are provided under the employee benefit plans of Employer, or as are made available from time to time under compensation policies set by Employer for management employees of Employer having similar salary and level of responsibility; including, but not limited to, paid time off (“PTO”) based on years of service, as defined in Employer’s PTO policy.

e.

Employer shall reimburse Executive, in accordance with the general policies and practices of Employer as in effect from time to time, for normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, business related travel, customer entertainment and professional organizations.

4.

Disability or Death. If Executive should die or become disabled during the Term of this Agreement, Executive’s employment and Employer’s obligations hereunder (other than pro rata payment of salary) shall terminate as of Executive’s death or disability, as applicable. In such event, the Employer shall pay the Executive an STI payment for the Performance Year in which the Executive died or became disabled, which shall be prorated for the period ending on the date of the Executive’s death or disability. Such STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. For purposes of this Section 4, Executive shall be considered “disabled” if Executive has suffered any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of Executive’s position of employment or any substantially similar position of employment with the Employer.

5.	Termination by Employer.

a.

Cause. Employer may terminate the employment of Executive under this Agreement during its Term for Cause. For purposes of this Agreement, termination for “Cause” shall include termination for (i) breach of this Agreement by Executive; (ii) Executive’s gross negligence in the performance of Executive’s material duties hereunder; (iii) intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the reasonable directives of the CEO, or the Employer’s policies and procedures; (iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Employer, that in the reasonable judgment of the CEO adversely affects the Employer; (v) Executive’s arrest for, conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude or that otherwise threatens to interfere with the Employer’s interest as determined by the CEO in his or her sole discretion; (vi) Executive violates the Employer’s Code of Business Conduct and Ethics; or (vii) Executive’s failure to report to work or unexcused absenteeism in violation of the Employer’s attendance policies. In such event no further salary shall be paid to Executive after the date of termination and no STI payment shall be paid to Executive after the date of termination, including any STI payment with respect to any fiscal year or the portion of any fiscal year preceding the date of termination. Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, Employer’s polices, or applicable law.

b.

Without Cause. Employer may terminate the employment of Executive under this Agreement during its Term without Cause. In such event, however, Executive, while living, shall be entitled to receive (i) Executive’s then-current base salary for a period of twelve (12) months following such termination of employment and (ii) an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment; provided, however, that the payment of any severance or STI payment shall be conditioned upon Executive executing and not revoking a general release of claims against Employer in a form reasonably acceptable to Employer within thirty (30) days (or the time provided by applicable law, if longer) of Executive’s termination date. The STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. Notwithstanding the foregoing, the total amount payable under this Section 5(b) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto. In addition, if the Employer terminates the employment of Executive without Cause and such termination date is within one year after a Change of Control (as defined in the Employer’s 2020 Amended and Restated Stock Compensation Plan), then the Executive shall receive the severance benefit under Section 7 rather than and in lieu of any amounts payable under this Section 5(b). The severance benefit payable pursuant to the preceding sentence shall be paid at the time and form set forth in Section 7.

6.	Termination by Executive.

a.

Good Reason. Executive may terminate his employment with Employer for Good Reason (as defined herein) at any time during the Term of the Agreement provided that such termination shall constitute Good Reason only if the Employer fails to cure such event(s) in accordance with the notice and cure provisions described below. In such event, Executive shall be entitled to receive (i) Executive’s then-current base salary for a period of twelve (12) months following such termination of employment and (ii) an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment; provided, however, that the payment of any severance or STI payment shall be conditioned upon Executive executing and not revoking a general release of claims against Employer in a form reasonably acceptable to Employer within thirty (30) days (or the time provided by applicable law, if longer) of Executive’s termination date. The STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. Notwithstanding the foregoing, the total amount payable under this Section 6(b) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto. In addition, if the Executive terminates his employment for Good Reason and such termination date is within one year after a Change of Control (as defined in the Employer’s 2020 Amended and Restated Stock Compensation Plan), then the Executive shall receive the severance benefit under Section 7 rather than and in lieu of any amounts payable under this Section 6(a). The severance benefit payable pursuant to the preceding sentence shall be paid at the time and form set forth in Section 7.

b.	Definitions.

i.

Good Reason shall mean (i) a material adverse change in Executive’s duties, authority or responsibilities; (ii) the relocation of Executive’s principal place of employment to another location more than seventy-five (75) miles away from Executive’s current principal place of employment; or (iii) Employer’s material breach of this Agreement or any other agreement between the Parties.

ii.

Notice and Cure shall mean (i) Executive shall give Employer a notice of termination within sixty (60) days following the event giving rise to Executive’s Good Reason termination and (ii) Employer shall have a period of thirty (30) days after receiving the notice of termination to remedy the action or inaction on which Good Reason is based. If Employer fails to remedy the action or inaction on which the Good Reason is based within such thirty (30) day period, Executive may terminate his employment for Good Reason within thirty (30) days after the end of the cure period.

c.

Resignation. Executive may terminate Executive’s employment under this Agreement for any reason (or no reason) at any time by providing thirty (30) days’ written notice to the Employer. Employer may, in its sole discretion, waive the aforementioned notice requirement and accept Executive’s resignation effective as of any earlier date. In the event of such a termination by the Executive, Executive shall not be entitled to receive any compensation from the Employer pursuant to this Agreement other than the salary and benefits due through and including the date of Executive’s termination; provided, however, in the event of Executive’s retirement, he or she shall be entitled to an STI payment for the Performance Year in which the Executive retires. The STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. For purposes of this Section 6(c), “retirement” shall mean the Employer’s agreement to Executive’s voluntary separation from service on account of Executive’s retirement provided Executive (i) gives Employer a minimum of ninety (90) days’ advance written notice of the anticipated retirement date (unless waived by Employer); (ii) enters into a mutually agreed upon written plan with Employer to affect the orderly transition of duties and responsibilities; and (iii) complies with such other guidelines as the Employer may establish in its sole discretion.

7.

Change of Control. If the Executive’s employment is terminated for Good Reason or by the Employer without Cause and such termination date is within one year after a Change of Control (as defined in the Employer’s 2020 Amended and Restated Stock Compensation Plan), the Executive shall be entitled to a severance payment under this Section 7 in an amount equal to one times the sum of (i) Executive’s then-current base salary and (ii) an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment; provided, however, that the severance payment shall be conditioned upon Executive executing and not revoking a general release of claims against Employer in a form reasonably acceptable to Employer within thirty (30) days (or the time provided by applicable law, if longer) of Executive’s termination date. Subject to any payment timing requirements under Section 19 below which may cause a delay in the payment to the Executive, this severance payment shall be made to Executive in a single lump sum within forty-five (45) days of the termination date.

8.

Confidential Information and Return of Property. “Confidential Information” means any written, oral, or other information obtained by Executive in confidence from Employer, or any of its affiliates, including without limitation information about their respective operations, financial condition, business commitments or business strategy, as a result of Executive’s employment with Employer unless such information is already publicly known through no fault of any person bound by a duty of confidentiality to Employer or any of its affiliates. Executive will not at any time, during or after Executive’s employment with Employer, directly or indirectly disclose Confidential Information to any person or entity other than authorized officers, directors and employees of Employer. Executive will not at any time, during or after Executive’s employment with Employer, in any manner use Confidential Information on behalf of himself or any other person or entity other than Employer, or accept any position in which Executive would have a duty to any person to use Confidential Information against the interests of Employer or any of its affiliates. Upon termination of Executive’s employment for any reason, Executive will promptly return to Employer all property of Employer, including documents and computer files, especially where such property contains or reflects Confidential Information. Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Employer that arise or continue in effect after the termination of Executive’s employment hereunder, including without limitation any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer’s trade secrets or other Confidential Information that Executive may have acquired in the course of Executive’s employment.

9.	Disclosure and Ownership of Work Related Intellectual Property. Executive shall disclose fully to Employer any and all intellectual property (including, without limitation,

inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, formulae, data and computer programs, related documentation and all other forms of copyrightable subject matter) that Executive conceives, develops or makes during the term of Executive’s employment and that in whole or in part result from or relate to Executive’s work for Employer (collectively, “Work Related Intellectual Property”). Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner. Executive acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as “work made for hire” shall be automatically owned by Employer. Further, Executive hereby assigns to Employer any and all rights which Executive has or may have in Work Related Intellectual Property that is copyrightable subject matter and that, for any reason, does not qualify as “work made for hire.” If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Employer the irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

10.

Covenant Not to Compete. Throughout any period during which Executive is an employee of the Employer, and for a period of twelve (12) months from and after the date upon which Executive shall cease for any reason whatsoever to be an employee of the Employer, Executive covenants and agrees that Executive will not engage, in any Restricted Capacity, in any business that is in Competition with the Employer within the Restricted Area. For purposes of this Agreement, the “Restricted Capacity” shall be any capacity which involves the performance of managerial, supervisory, development, marketing or sales duties substantially similar to any of Executive’s material duties for the Employer during the most recent twelve (12) months of employment with the Employer. For purposes of this Agreement, a business is in “Competition” with the Employer if it engages in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing the same or substantially similar wood, metal or upholstered residential furniture products at price points the Employer has provided to its customers during the most recent twelve (12) months of Executive’s employment with the Employer. For purposes of this Agreement, the “Restricted Area” shall be the geographic territory consisting of the United States of America. Executive acknowledges and agrees that Executive has and will continue to assist Employer to engage in its business in the territory described in the preceding sentence and therefore such territory is necessary and reasonable for the covenants in this Section.

Notwithstanding the preceding, Executive may own less than two percent (2%) of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of any corporation engaged in competition with Employer so long as Executive does not otherwise participate in the management or operation of any such business, or violate any other provision of this Agreement.

11.

Non-Solicitation of Customers. Executive agrees that during the term of this Agreement, and for a period of twelve (12) months thereafter, regardless of the circumstances of the termination or any claim that Executive may have against Employer under this Agreement or otherwise, Executive will not:

a.

for the benefit of a business in Competition with the Employer, solicit any person or entity who, during the twelve (12) month period immediately preceding the date upon which Executive’s employment with the Employer ceased, paid or engaged the Employer for products or services of any type or who received the benefit of the Employer’s services (“Customer”) to withdraw, curtail or cancel its business with the Employer or do any other act which may result in the impairment of the relationship between any Customer or supplier and the Employer;

b.	for the benefit of a business in Competition with the Employer, agree to perform or perform services of any type that the Employer does render for any Customer; or

c.

for Executive or for the benefit of another, induce or influence, or attempt to induce or influence, any person who is an employee, agent, independent contractor, partner, officer or director of the Employer to terminate his or her relationship with the Employer for the purpose of obtaining employment or otherwise contracting with Employee or a competitor of the Employer.

12.

Non-Disparagement. During Executive’s employment with Employer and at all times thereafter, Executive shall not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Employer, any of its subsidiaries, or any of its officers, directors, or management employees. For the avoidance of doubt, this clause does not apply to Executive’s communications with members of Employer’s Board of Directors.

13.

Equitable Relief. Executive acknowledges and agrees that a breach of any of the covenants made by Executive in Sections 8, 9, 10, 11 and 12 above would cause irreparable harm to Employer or any of its affiliates for which there would be no adequate remedy at law. Accordingly, in the event of any threatened or actual breach of any such covenant, Executive agrees that Employer shall be entitled to enforce any such covenant by injunctive and other appropriate equitable relief in any court of competent jurisdiction, in addition to all other remedies available. If Executive breaches Sections 10 or 11 above, the duration of the period identified shall be computed from the date Executive resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

14.

Protected Rights and Government Agencies. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement limits Executive’s right to file a charge with, to participate in a proceeding by, to give testimony to, or to communicate with a court, legislative body, administrative agency, government agency or government official, including without limitation the Securities and Exchange Commission. In addition, nothing in this Agreement limits Executive’s rights under any applicable workplace transparency statute, if any.

15.

DTSA Notice. Executive is advised and understands that the federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A)

in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.

Certain Defenses Waived. The existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Employer of the restrictions, covenants and agreements contained herein.

17.

Assignment. Employer may assign this Agreement to any other entity acquiring all or substantially all of the assets or stock of Employer or to any other entity into which or with which Employer may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Employer and Employer shall have no further obligations or liabilities hereunder. This Agreement is not assignable in any respect by Executive.

18.

Invalid Provisions.  It is not the intention of either Party to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

19.

Entire Agreement; Amendments.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both Parties.

20.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

21.

Governing Law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law rules contained therein.

22.

Taxes. All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding. The parties intend that any payment under this Agreement shall, to the extent subject to Section 409A of the Internal

Revenue Code of 1986, as amended (“Code Section 409A”) be paid in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Code Section 409A), the Executive shall be solely liable for the payment of any such taxes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Employer By: /s/ Jeremy R. Hoff Jeremy R. Hoff Chief Executive Officer and Director Hooker Furnishings Corporation

Executive /s/ Tod R. Phelps Tod R. Phelps